Exhibit 5.2

February 10, 2016 Hess Corporation 1185 Avenue of the Americas New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Hess Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of: (i) the Company’s Registration Statement on Form S-3ASR (File No. 333-202379) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) on February 27, 2015, (ii) the Company’s Prospectus, dated February 27, 2015, forming part of the Registration Statement (the “Base Prospectus”), (iii) the Company’s Prospectus Supplement, dated February 4, 2016, related to the issuance and sale by the Company of an aggregate of 11,500,000 depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 8.00% Series A Mandatory Convertible Preferred Stock, $1.00 par value per share, with an initial liquidation preference of $1,000 per share (the “Preferred Stock” and, together with the Depositary Shares, the “Securities”), pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) and in accordance with the Underwriting Agreement, dated February 4, 2016 (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., as representative of the several underwriters named in the Underwriting Agreement (the “Underwriters”) and the Deposit Agreement, dated February 10, 2016, entered into between the Company, Computershare Trust Company, N.A., as depositary, and the holders from time to time of the Depositary Shares (the “Deposit Agreement”). Pursuant to the Certificate of Designations (as defined below), shares of the Mandatory Convertible Preferred Stock are convertible into shares of the common stock of the Company, par value $1.00 per share (the “Conversion Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the Base Prospectus; (iii) the Prospectus Supplement; (iv) the Underwriting Agreement; (v) the Restated Certificate of Incorporation of the Company, as amended on May 22, 2013 and May 12, 2014; (vi) the By-laws of the Company, as amended on November 4, 2015; (vii) the resolutions adopted by the Company’s board of directors (the “Board”) on February 3, 2016 and the pricing committee of the Board on February 4, 2016; (viii) the Deposit Agreement; (ix) the Certificate of Designations dated February 10, 2016 between the Company and Computershare Inc. as registrar and transfer agent (the “Registrar”) establishing the preferences, limitations and relative rights of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”) and (x) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

February 10, 2016

In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Company, representations of the Company and documents furnished to us by the Company without independent verification of their accuracy.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and subject to compliance with applicable state securities laws, we are of the opinion that the Deposit Agreement and the issue and sale of the Depositary Shares have been duly authorized by all necessary corporate action of the Company and such Depositary Shares are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether applied by a court of law or equity).

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and subject to compliance with applicable state securities laws, we are of the opinion that the shares of the Mandatory Convertible Preferred Stock have been duly authorized and, when issued in the manner provided in the Certificate of Designations and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and subject to compliance with applicable state securities laws, we are of the opinion that the Conversion Shares issuable upon the conversion of the Mandatory Convertible Preferred Stock have been duly authorized and, when issued and delivered in the manner provided in the Certificate of Designations, will be validly issued, fully paid and non-assessable.

With your consent, we have assumed that (a) the Certificate of Designations has been authorized, executed and filed with the Secretary of State of the State of Delaware and (b) the Deposit Agreement constitutes the valid, binding and enforceable obligation of the parties thereto other than the Company, enforceable against such parties in accordance with its terms.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on February 10, 2016 and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that

February 10, 2016

hereafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Sincerely,

/s/ White & Case LLP

WHITE & CASE LLP

DJ/EG/RK/JYC/JGC/QZ